Exhibit 4.8

AMENDED AND RESTATED
2005 DIGITAL FUSION, INC. EQUITY INCENTIVE PLAN

1.                                      Purpose.

The purposes of the Amended and Restated 2005 Digital Fusion, Inc. Equity Incentive Plan (the “Plan”) are to advance the interests of Digital Fusion, Inc. (“Digital Fusion”) and its stockholders by providing incentives and rewards to those individuals who are in a position to contribute to the long-term growth and profitability of Digital Fusion and any present or future Subsidiaries and affiliates of Digital Fusion (collectively, the “Company”); to assist Digital Fusion in attracting, retaining and motivating highly qualified employees for the successful conduct of their business; and to make Digital Fusion’s compensation program competitive with those of other similar employers; that is designated by the Board as a participating employee under the Plan; provided, however, that Digital Fusion directly or indirectly owns at least twenty percent (20%) of the combined voting power of all classes of capital stock of such entity or at least a twenty percent (20%) equity ownership interest in such entity.

2.                                      Definitions.

2.1                   “Award” means an award or grant of either a Restricted Stock Grant or Stock Option to be made to a Participant under the Plan.

2.2                   “Award Date” means the date that an Award is made, as specified in a Stock Option Agreement or a Restricted Stock Grant Agreement.

2.3                   “Board” means the Board of Directors of Digital Fusion.

2.4                   A “Change in Ownership or Effective Control” shall be deemed to occur in the event that any of the following circumstances have occurred:

(a)  Any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act (i) becomes the “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of 50% or more of the combined voting power of Digital Fusion’s then outstanding securities, otherwise than through a transaction or series of related transactions arranged by, or consummated with the prior approval of, the Board of Directors of Digital Fusion (hereinafter referred to as the “Board”) or (ii) acquires by proxy or otherwise the right to vote 50% or more of the then outstanding voting securities of Digital Fusion, otherwise than through an arrangement or arrangements consummated with the prior approval of the Board for the election of directors, for any merger or consolidation of Digital Fusion or for any other matter or question.

(b)  During any period of 24 consecutive months (not including any period prior to the adoption of this section), Present Directors and/or New Directors cease for any reason to constitute a majority of the Board. For purposes of the preceding sentence, “Present Directors” shall mean individuals who at the beginning of such consecutive 24 month period were members of the Board and “New Directors” shall mean any director whose election by the Board or whose nomination for election by Digital Fusion’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were Present Directors or New Directors.

(c)  Consummation of (i) any consolidation or merger of Digital Fusion in which Digital Fusion is not the continuing or surviving Company or pursuant to which shares of Stock would be converted into cash, securities or other property, other than a merger of Digital Fusion in which the holders of Stock immediately prior to the merger have the same proportion and ownership of common stock of the surviving Company immediately after the merger or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Digital Fusion; provided that, the divestiture of less than substantially all of the assets of Digital Fusion in one transaction or a series of related transactions, whether effected by sale, lease, exchange, spin-off, sale of the stock or merger of a subsidiary or otherwise, shall not constitute a Change in Ownership or Effective Control.

Notwithstanding anything herein to the contrary, in the event the aforementioned definition should conflict with the definition of a “change in ownership or effective control” as such term is defined in Code Section 409A and the regulations promulgated thereunder, as amended, then such definition shall be amended in all respects to conform with the requirements of Code Section 409A and the regulations promulgated thereunder, the provisions of which shall be incorporated herein by reference thereto.

For purposes of this Section 2.5, the rules of Section 318(a) of the Code and the regulations issued thereunder shall be used to determine stock ownership.

2.5                   “Code” means the Internal Revenue Code of 1986, as now or hereafter amended.

2.6                   “Committee” means the members of the Board appointed by the Board to administer the Plan pursuant to Section 4, or if no such Committee is appointed, the full Board.

2.7                   “Disability” means that a Participant has met one of the following requirements:

(a)          The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)         The Participant is, by reason of any medically determinable physical or mental impairment than can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the Employees of Digital Fusion or a Subsidiary, as the case may be.

2.8                   “Employee” means all employees of Digital Fusion and its Subsidiaries, including officers of Digital Fusion and its Subsidiaries, as well as officers of Digital Fusion and its Subsidiaries who are also directors of Digital Fusion or one or more of its Subsidiaries.

2.9                   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.10             “Fair Market Value” for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulation issued thereunder, means, as of any date, the mean of the high and low prices reported per share of Stock on the applicable date (a) as reported by the principal national securities exchange in the United States on which the Stock is then traded; (b) if not traded on any such national securities exchange, as quoted on the Nasdaq National Market or the Nasdaq SmallCap Market (collectively, the “Nasdaq Markets”) (or, if the Stock has not been reported or quoted on such date, on the first day prior thereto on which the Stock was reported or traded); or (c) if the Stock is not listed on an established stock exchange but is instead traded over-the-counter, as reported by the National Association of Securities Dealers, Inc. If the Stock is not readily tradable on a national securities exchange, a Nasdaq Market, or the over-the-counter market, its Fair Market Value shall be delivered in good faith by the Committee.

2.11             “Incentive Stock Option” or “ISO” means any Stock Option granted pursuant to this Plan which is designated in an Award Agreement as such by the Committee and which complies with Section 422 of the Code.

2.12             “Non-Qualified Stock Option” means any Stock Option granted pursuant to this Plan which is not an Incentive Stock Option.

2.13             “Option Price” means the purchase price of one share of Stock under a Stock Option.

2.14             “Settlement Date” means, with respect to any Stock Option that has been exercised in whole or in part, the date or dates upon which shares of Stock are to be delivered to the Participant and the Option Price therefor paid.

2.15             “Stock” means the Common Stock, par value $.01 per share, of Digital Fusion.

2.16             “Restricted Stock Grant” means a grant of one or more shares of Stock awarded under the Plan that is subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service or achievement of performance or other objectives, as determined by the Committee.

2.17             “Restricted Stock Grant Agreement” means the agreement between Digital Fusion and the recipient of a Restricted Stock Grant that contains the terms, conditions and restrictions pertaining to such Restricted Stock Grant.

2.18             “Stock Option” or “Option” means either an Incentive Stock Option or Non-Qualified Stock Option that entitles a Participant to purchase a share of Stock.

2.19             “Stock Option Agreement” means the agreement between Digital Fusion and the recipient of a Stock Option that contains the terms, conditions and restrictions pertaining to such Stock Option.

2.20             “Subsidiary” means any entity (other than Digital Fusion) in an unbroken chain of entities beginning with Digital Fusion if each of such entities (other than the last entity in the unbroken chain) own equity interests possessing fifty percent (50%) or more of the total combined voting power of all classes of equity in one of the other entities in the chain.

3.                                      Participation.

The participants in the Plan (“Participants”) shall be (a) all employees of the Company, (b) directors of the Company and (c) such other persons or entities which provide services to the Company which are selected to participate in the Plan by the Committee.

4.                                      Administration.

The Plan shall be administered by the Committee. Except as otherwise provided herein, the Committee shall have full power to: (a) interpret the Plan; (b) determine who is eligible to be a Participant in the Plan; (c) select Award recipients; (d) set the terms and conditions of Awards; (e) establish administrative regulations to further the purpose of the Plan; and (f) take any other action desirable or necessary to interpret, construe or implement properly the provisions of the Plan. All decisions and acts of the Committee shall be final and binding upon all Participants.

5.                                      Awards.

5.1                   Types of Awards. Awards are to be in the form of either Stock Options or Restricted Stock Grants.

5.2                   Award Agreements. All Awards shall be made pursuant to either Stock Option Agreements or Restricted Stock Grant Agreements between the Participant and Digital Fusion. Each Stock Option Agreement and Restricted Stock Grant Agreement shall set forth the details, conditions and limitations for each Award, which may include the term of the Award, the provisions applicable in the event the Participant’s employment or service to Digital Fusion or a Subsidiary terminates, and Digital Fusion’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any Award. In addition, the Award Agreement may include provisions relating to control of Digital Fusion or a Subsidiary and future issuances by Digital Fusion of debt and equity securities, such as “drag along” rights, “tag along” rights, “lock up” or “holdback” provisions in connection with recapitalizations, reorganizations, acquisitions, divestitures, debt-financings, private placements of Digital Fusion’s securities, public offerings of Digital Fusion’s securities and “voting agreement” provisions which Digital Fusion deems necessary or appropriate in good faith. The Stock Option Agreements and the Restricted Stock Grant Agreements shall be in such form as the Committee approves from time to time.

5.3                   Maximum Number of Shares Available. The total number of shares of Stock optioned or granted under the Plan shall not exceed 3,250,000 shares, 2,750,000 of which are allocated for Stock Options and 500,000 of which are allocated for Restricted Stock Grants. If an Award is forfeited, surrendered, or cancelled or if a Stock Option expires unexercised or is settled in cash in lieu of Stock, shares of Stock previously set aside for such Awards shall be available for distribution in connection with future Awards.

5.4                   Adjustment in the Event of Recapitalization, etc. In the event of any change in the outstanding shares of Digital Fusion by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change or in the event of any special distribution to the stockholders, the Committee shall make such equitable adjustments in the number and kind of shares and prices per share applicable to Awards then outstanding and in the number and kind of shares which are available thereafter for Awards as the Committee determines are necessary and appropriate. Any such adjustment shall be conclusive and binding for all purposes of the Plan.

6.                                      Stock Options.

6.1                   Grant of Stock Options. Stock Options may be awarded to any Participant, except that Incentive Stock Options may only be awarded to Participants who are also Employees. Except as otherwise provided below, Stock Option Awards shall be subject to such terms and conditions as are established by the Committee and set forth in the Award Agreement. The Committee shall determine with respect to each Stock Option Award and designate in the Stock Option Agreement whether a Participant is to receive Incentive Stock Option or Non-Qualified Stock Options.

6.2                   Option Price. The exercise price of each share of Stock subject to a Stock Option shall be specified in the grant. Notwithstanding the foregoing, no Stock Option shall be awarded which has an exercise price less than the Fair Market Value of the Stock on the date of grant, if such grant date is subsequent to an initial public offering of Stock by Digital Fusion. Additionally, if the Participant to whom an ISO is granted owns, at the date of grant, more than ten percent (10%) of the combined voting power of Digital Fusion, the exercise price of the ISO subject to such grant shall be not less than one hundred ten percent (110%) of the Fair Market Value.

6.3                   Exercisability of Options. A Stock Option by its terms shall not be exercisable after such period as determined by the Committee, provided, that, in no event shall a Stock Option be exercisable after the expiration of ten (10) years from the date such option is granted, except that an ISO granted to a Participant who, at the date of grant, owns Stock representing more than ten percent (10%) of the combined voting power of the Participating Company shall by its terms not be exercisable after the expiration of more than five (5) years from the date such Option is granted.

Subject to the preceding paragraph and except as otherwise provided herein, an Option shall be only exercisable by a Participant while the Participant is actively employed by or providing service to Digital Fusion or its Subsidiaries, except the Option may be exercised: (a) in the case of a Participant’s death, by the executor or administrator of Participant’s estate or Participant’s distributee during the three (3) month period commencing on the date of Participant’s death; (b) by the Participant during the three (3) month period commencing on the date of a Participant’s Disability or termination of service or employment by Digital Fusion or a Subsidiary other than for cause; (c) by the Participant during the three (3) month period commencing on the date of the Participant’s termination of service or employment, by the Participant or Digital Fusion, after a Change in Ownership or Effective Control, unless such termination of employment is for cause; or (d) if the Committee decides that it is in the best interest of Digital Fusion to permit individual exceptions. For purposes hereof, “cause” shall mean: (v) the disclosure or misuse of confidential information or trade secrets; (w) activities in violation of Company policies; (x) the violation or breach of any material provision in any employment contract or agreement between a Participant and any Company; (y) engaging in conduct relating to the Participant’s service to or employment with Digital Fusion for which either criminal or civil penalties may be sought; and (z) engaging in activities which adversely affect or which are inimical, contrary or harmful to the interest of Digital Fusion or its business operations. An Option may not be exercised pursuant to this paragraph after the expiration date of the Option. In no event may an Incentive Stock Option be exercised more than 12 months after a Participant’s employment terminates due to Disability or three (3) months after such employment terminates for any other reason.

6.4                   Exercise of Option. Subject to the terms and conditions hereof and the terms and conditions specified in the respective Award Agreement, an Option may be exercised with respect to part or all of the shares subject to the Option by giving written notice to Digital Fusion of the exercise of the Stock Option. The Option Price for the shares for which an Option is exercised shall be paid within ten business days after the date of exercise in cash, in whole shares of Stock, in a combination of cash and such shares of Stock, or in any other manner that the Committee may approve. The value of any share of Stock delivered in payment of the Option Price shall be its Fair Market Value on the date the Option is exercised.

6.5                   Limitation Applicable to ISOs. The aggregate Fair Market Value of all shares of Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant in any one calendar year, under the Plan or any other Stock Option plan maintained by Digital Fusion, shall not exceed the amount set forth in section 422(d) of the Code (currently $100,000.00). The fair market value of such shares of Stock shall be the Fair Market Value on the date the related Stock Option is granted.

7.                                      Restricted Stock Grants.

7.1                   Restricted Stock Grants may be awarded to any Participant. Each award of a Restricted Stock Grant under the Plan shall be evidenced by a Restricted Stock Grant Agreement between the Participant and Digital Fusion in such form as the Committee from time to time may determine. Such Restricted Stock Grants shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Grant Agreements entered into under the Plan need not be identical.

7.2                   Restricted Stock Grants may be sold or awarded under the Plan for such consideration as the Committee may determine, including, without limitation, cash, cash equivalents, full-recourse promissory notes, past services and future services; provided, however, that to the extent that an Award consists of newly issued shares of Stock, the Participant shall furnish consideration with a value not less than the par value of such shares in the form of cash equivalents or past services rendered to Digital Fusion or its Subsidiaries, as the Committee may determine; provided, further, no Restricted Stock Grant shall be awarded for consideration that is less than Fair Market Value of the Stock on the date of the grant, if such grant date is subsequent to an initial public offering of Stock of Digital Fusion.

7.3                   A recipient of a Restricted Stock Grant awarded under the Plan shall have the same voting, dividend and other rights as Digital Fusion’s other stockholders. A Restricted Stock Grant Agreement, however, may require the Award recipient to invest any cash dividends received in additional Stock. Such additional Stock shall be subject to the same conditions and restrictions as the Restricted Stock Grant with respect to which the dividends were paid.

7.4                   When a Restricted Stock Grant is awarded hereunder, Digital Fusion shall issue a certificate or certificates in respect of such Stock, which shall be registered in the name of the recipient and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award in substantially the following form:

“THE TRANSFERABILITY OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF A RESTRICTED STOCK GRANT AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND DIGITAL FUSION, INC. A COPY OF SUCH AGREEMENT IS ON FILE IN THE OFFICES FO THE SECRETARY OF DIGITAL FUSION, 4940-A CORPORATE DRIVE, HUNTSVILLE, ALABAMA 35805.”

8.                                      Code Section 162(m).

Any Award intended to qualify as “performance-based compensation” as that term is used in Section 162(m) of the Code shall be conditioned on the achievement of one or more performance goals, to the extent required by Section 162(m) of the Code. The performance goals that may be used by the Committee for such Awards shall be based on any one or more of the following measures of operating performance, as determined by the Committee: (a) earnings; (b) revenue; (c) operating and net cash flows; (d) financial return ratios; (e) total stockholder return; and (f) market share. Performance objectives may be established in combination with the continued employment of the recipient. These targets may be based upon Digital Fusion’s total business or upon a defined business unit.

9.                                      Vesting of Awards.

Each Award may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the respective Award Agreement. During any restricted period, a Participant shall not be permitted to sell, transfer, pledge or assign Stock awarded pursuant to a Restricted Stock Grant under this Plan. In the event of a Participant’s retirement, disability or death, or in cases of special circumstances, the Committee, in its sole discretion, may waive, in whole or in part, any or all remaining restrictions with respect to such Participant’s unvested portion of his or her Award. Notwithstanding the foregoing, each Award may provide that the unvested portion of any Award shall become fully vested in the event that a Change in Ownership or Effective Control of Digital Fusion occurs.

10.                               Settlement of Stock Options.

At the Committee’s discretion, Stock Options may be settled in cash, shares of Stock, or any combination thereof. Subject to the limitations and restrictions of Code Section 409A and the regulations promulgated thereunder, the Committee may (a) require or permit Participants to defer the issuance or vesting of shares of Stock or the settlement of Awards in cash and (b) provide that deferred settlements include the payment or crediting of interest on deferred amounts.

11.                               General Provisions.

11.1             Transferability of Awards. Awards under the Plan shall not be transferable otherwise than by the recipient’s last will and testament or the laws of descent and distribution or, in the case of Non-Qualified Stock Options and Restricted Stock Grants, unless otherwise determined by the Committee.

11.2             Unfunded Plan. Nothing contained herein shall require Digital Fusion to segregate any monies from its general funds, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant for any year.

11.3             No Right to Employment or Service. Participation in this Plan shall not affect Digital Fusion or any of its Subsidiary’s right to discharge a Participant or constitute an agreement of employment or agreement to provide services between a Participant and Digital Fusion.

11.4             Rights as a Stockholder. Except as otherwise provided in any Award Agreement, a Participant shall have no rights as a stockholder of Digital Fusion until he or she becomes the holder of record of Stock.

11.5             Applicable Law. The validity, construction and effect of the Plan, and any actions taken or relating to the Plan, shall be determined in accordance with applicable federal law and the laws of the state in which Digital Fusion is incorporated.

11.6             Successors and Assigns. The Plan and any Award Agreement shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of the Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.                               Amendment, Suspension or Termination.

The Board may amend, suspend or terminate the Plan, including, but not limited to, such amendments as may be necessary or desirable resulting from changes in the federal income tax laws and other applicable laws, but may not, without approval by the holders of a majority of all outstanding shares entitled to vote on the subject at a meeting of stockholders of Digital Fusion, increase the total number of shares of Stock that may be optioned or granted under the Plan.

13.                               Tax Withholding.

Digital Fusion shall have the right to (a) require that shares of Stock be withheld in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law and (b) take such other action as may be necessary or appropriate to satisfy any such withholding obligations. The Committee may determine the manner in which such tax withholding shall be satisfied. The date the Option is exercised shall be the date used for purposes of determining the Fair Market Value of the shares of Stock used to satisfy the required tax withholding.

14.                               Effective Date and Duration of the Plan.

The Plan shall be effective on the date of the approval of the Plan by the holders of a majority of the issued and outstanding shares of Stock and shall terminate on the tenth anniversary of the effective date. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled, and in such event each Stock Option granted hereunder shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect.

15.                               Exclusion from Retirement and Fringe Benefit Computation.

No portion of any Award under this Plan shall be taken into account as “wages,” “salary” or “compensation” for any purpose, whether in determining eligibility, benefits or otherwise, under (a) any pension, retirement, profit sharing or other qualified or non-qualified plan of deferred compensation, (b) any employee welfare or fringe benefit plan including, but not limited to, group insurance, hospitalization, medical, and disability, or (c) any form of extraordinary pay including, but not limited to, bonuses, sick pay and vacation pay.

16.                               Indemnification.

(a)                                       To the maximum extend permitted by Alabama law, neither Digital Fusion, the Board or the Committee nor any of its members, shall be liable for any action or determination made with respect to this Plan.

(b)                                      In addition to such other rights of indemnification that they may have, the members of the Board and the Committee shall be indemnified by Digital Fusion to the maximum extent permitted by Delaware law against any and all liabilities and expenses incurred in connection with their service in such capacity.

17.                               Registration of Stock.

Notwithstanding anything herein to the contrary, nothing contained in the Plan shall confer on the Participant any rights to require Digital Fusion to register the Stock received by the Participant pursuant to an Award.

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